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                                 STATE OF NEVADA
                        OFFICE OF THE SECRETARY OF STATE
                            101 N. CARSON ST., STE. 3
                         CARSON CITY, NEVADA 89701-4786

              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                         For Profit Nevada Corporations
               (Pursuant to NRS 78.380 - Before Issuance of Stock)
                             -- Remit in Duplicate -

1.       Name of Corporation FOSTER ENTERPRISES

2. The articles have been amended as follows (provide article numbers, if available): Article I. The name of the corporation is CDMEMORIES.COM, INC. and Article IV Section 4.01 is hereby amended to read as follows:

The total number of shares of authorized capital stock of the Corporation shall consist of the following: One hundred million (100,000,000) shares of Common stock, at a par value of .001.

The Common stock may be issued from time to time without action by the stockholders. The Common stock may be issued for such consideration as may be fixed from time to time by the Board of Directors.

3. The undersigned declare that they constitute at least two-thirds of the incorporators (check) _____ or the board of directors (check) X .
4. The date upon which the original articles of incorporation were filed with the Secretary of State: 04/15/97.
5. The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.
6.   Signatures (all signatures must be acknowledged):


-----------------------------
/s/ Maurice O Bannon
Maurice O Bannon